Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NOKIA INC.

JUPITER ACQUISITION CORPORATION

AND

INTELLISYNC CORPORATION

Dated as of November 15, 2005

i

INDEX OF DEFINED TERMS

Defined Term	Section
401(k) Plan	5.9(f)
Acquisition	7.3(b)(iii)
Acquisition Proposal	5.3(g)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Business Day	1.2
Cashed-Out Options	1.6(b)
Certificate of Merger	1.2
Certificates	1.8(c)
Change of Recommendation Notice	5.3(d)(iii)
Change of Recommendation	5.3(d)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	1.8(d)
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article II
Company Employee Plan	2.16(a)
Company Financials	2.4(b)
Company Intellectual Property	2.8
Company Material Contract	2.17(a)
Company Options	2.2(c)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Purchase Plan	1.6(e)
Company Registered Intellectual Property	2.8
Company Rights	2.2(a)
Company Rights Agreement	2.2(a)
Company SEC Reports	2.4(a)
Company Stock Option Plans	2.2(c)
Company Unvested Common Stock	2.2(a)
Confidentiality Agreement	5.4(a)
Contaminants	2.8(j)
Continuing Employees	5.9(g)
Contract	2.1(a)
Delaware Law	Recitals
Dissenting Shares	1.7(a)
DOJ	2.3(c)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee	2.16(a)
Employee Agreement	2.16(a)
Employment Offer Letters	Recitals

End Date	7.1(b)
Environmental Claim	2.13(a)
Environmental Laws	2.13(a)
ERISA Affiliate	2.16(a)
ERISA	2.16(a)
Excepted Options	1.6(b)
Exchange Act	2.3(c)
Exchange Agent	1.8(a)
Exchange Fund	1.8(b)
Export Approvals	2.19(a)
FCPA	2.20
FTC	2.3(c)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(c)
HIPAA	2.16(a)
HSR Act	2.3(c)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property	2.8
Intellectual Property Contracts	2.8(a)
Intellectual Property Rights	2.8
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	2.2(e)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.13(a)
Merger Consideration	1.6(a)
Merger Sub Common Stock	1.6(d)
Merger Sub	Preamble
Merger	1.1
Necessary Consents	2.3(c)
Non-Employee Option	1.6(b)
Open Source	2.8
Option Ratio	5.9(a)
Parent	Preamble
Parent Benefit Plan	5.9(g)
Parent’s 401(k) Plan	5.9(f)
Pension Plan	2.16(a)
Permitted Liens	2.7(c)
Person	8.3(e)
Proxy Statement	2.21
Returns	2.6(b)(i)
SEC	2.3(c)

Securities Act	2.4(a)
Shrink-Wrapped Code	2.8
Significant Subsidiary	2.1(b)
Source Code	2.8
Stockholders’ Meeting	5.2(a)
Subsidiary Charter Documents	2.1(b)
Subsidiary	2.1(a)
Superior Offer	5.3(g)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Trade Secrets	2.8
Triggering Event	7.1
Vested Option	1.6(b)
Voting Agreements	Recitals
Voting Debt	2.2(d)
WARN	2.16(a)

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 15, 2005, by and among NOKIA INC., a Delaware corporation (“Parent”), JUPITER ACQUISITION CORPORATION, a Delaware corporation and direct wholly-owned subsidiary of Parent (“Merger Sub”), and INTELLISYNC CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A.    The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.

B.     The respective Boards of Directors of Merger Sub and the Company have approved, in accordance with the Delaware General Corporation Law (“Delaware Law”), this Agreement and the transactions contemplated hereby, including the Merger.

C.     Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

D.    Concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain key employees of the Company are simultaneously entering into employment-related or consulting agreements with Parent (which contain non-competition and non-solicitation provisions) substantially in the form attached hereto as Schedule 1 (the “Employment Offer Letters”).

E.     The Board of Directors of the Company has resolved to recommend to its stockholders the adoption of this Agreement.

F.     Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

G.    Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I
THE MERGER

1.1   The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2   Effective Time; Closing.   Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the

“Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California, are authorized or obligated by law or executive order to close.

1.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4   Certificate of Incorporation and Bylaws.   At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Intellisync Corporation.” At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

1.5   Directors and Officers.   Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)    Company Common Stock.   Each share of the Company’s common stock, par value $0.001 per share, of the Company (together with the associated Company Rights (as defined in Section 2.2) under the Company Rights Agreement (as defined in Section 2.2)) (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $5.25, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) to be distributed in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b)   Cashed-Out Options.   At the Effective Time, each Company Option that is either (A) held by any Person other than an employee of the Company or any of its Subsidiaries (each such Company Option, a “Non-Employee Option”) or (B) vested as of the Effective Time, giving effect to any acceleration of vesting resulting from the Merger (each such Company Option, a “Vested Option,” and together with the Non-Employee Options, the “Cashed-Out Options”), and, in each case, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time. Each Company Option that is not a Cashed-Out Option shall be an “Excepted Option.”

(c)    Cancellation of Treasury and Parent Owned Stock.   Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(d)   Capital Stock of Merger Sub.   Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. After the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e)    Employee Stock Purchase Plan.   The Company shall take all actions necessary or appropriate (including shortening an offering or accelerating a purchase period), so that effective no later than the Effective Date, the Company Employee Stock Purchase Plan (the “Company Purchase Plan”) will be terminated and no participants under the Company Purchase Plan will have any further rights thereunder from and following the Effective Time. To the extent any offering period under the Company Purchase Plan is in progress prior to such termination, the Company shall ensure that such offering period shall end prior to such termination, and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Company Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan.

(f)    Adjustments to Merger Consideration.   The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7   Dissenting Shares.

(a)    Notwithstanding any other provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has perfected its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Common Stock set forth in Section 1.6, but the holder thereof shall be entitled only to such rights as are provided by Delaware Law.

(b)   Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Common Stock, as applicable, set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8   Surrender of Certificates.

(a)    Exchange Agent.   Parent shall select a national bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger and shall enter into a customary exchange agent agreement with the Exchange Agent reasonably satisfactory to the Company.

(b)   Parent to Provide Cash.   At the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, cash in an amount sufficient to pay the full amount of the Merger Consideration payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)    Exchange Procedures.   Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of record of such Certificates shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted.

(d)   Required Withholding.   Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e)    No Liability.   Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Investment of Exchange Fund.   The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

(g)    Termination of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation to be held in trust for such holders or otherwise according to the instruction of the Surviving Corporation, and any holders of Certificates who have not surrendered such Certificates in compliance with this Section 1.8 shall after such delivery to the Surviving Corporation, subject to Section 1.8(e), look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.9   No Further Ownership Rights in Company Common Stock.   From and after the Effective Time, the former holders of shares of Company Common Stock will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10   Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11   Further Action.   At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:

2.1   Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)    Organization; Standing and Power.   The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (except, in the case of good standing, for entities organized under the laws of any jurisdiction that does not recognize such concept) and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding, commitment or arrangement, or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b)   Charter Documents.   The Company has Made Available to Parent (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Significant Subsidiaries is not in violation of its respective Subsidiary Charter Documents.

(c)    Subsidiaries.   Section 2.1(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Other than directors’ qualifying shares required under applicable law, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), except for Permitted Liens and restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2   Capital Structure.

(a)    Capital Stock.   The authorized capital stock of the Company consists of: (i) 160,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”), 1,000,000 of which shares have been designated Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon the exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the Preferred Shares Rights Agreement between the Company and Computershare Investor Services LLC, dated January 13, 2003 as amended by Amendment No. 1 dated March 1, 2003 (the “Company Rights Agreement”). As of the close of business on November 15, 2005: (i) 67,432,362 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock held by the Company in its treasury), of which no shares were shares of Company Common Stock outstanding as of such date that are unvested or subject to a repurchase option or risk of forfeiture under any applicable restricted stock purchase agreement with the Company (“Company Unvested Common Stock”), (ii) no shares of Company Common Stock were issued and held by the Company in its treasury and (iii) no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b)   Company Unvested Common Stock.   There are no commitments or agreements of any character to which the Company is bound obligating the Company to waive its right of repurchase or forfeiture with respect to any Company Unvested Common Stock as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(c)    Company Options.   As of the close of business on November 10, 2005: (i) 11,531,827 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2000 Supplemental Stock Option Plan, Amended and Restated 1993 Stock Option Plan, and the Company’s Amended and Restated 2002 Equity Incentive Plan and upon the exercise of outstanding options that were assumed by the Company in connection with various acquisitions and that were granted under the stock option plans listed on Section 2.2(c)(i) of the Company Disclosure Schedule (collectively, the “Company Stock Option Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $2.59 and 4,291,923 such Company Options are vested and exercisable; (ii) 2,621,819 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 667,970 shares of Company Common Stock are issuable under the Company Purchase Plan and (iv) 1,675,000 shares of Company Common Stock were subject to issuance pursuant to outstanding Company Options outside of the Company Stock Option Plans. Section 2.2(c)(i) of the Company Disclosure Schedule sets forth a list as of November 10, 2005 of each outstanding Company Option: (a) the name of the holder of such Company Option, (b) the number of shares of Company Common Stock subject to such Company Option, (c) the exercise price of such Company Option, (d) the date on which such Company Option was granted or issued, (e) the Company Stock Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the extent to which such Company Option is vested and exercisable as of November 10, 2005 and (h) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2(c)(ii) of the Company Disclosure Schedule sets forth all commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Section 2.2(c)(iii) of the Company Disclosure Schedule sets forth the aggregate amount credited to the accounts of participants in the Company Purchase Plan for, and as of, the end of the payroll period ending October 31, 2005. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(d)   Voting Debt.   No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date hereof (collectively, “Voting Debt”).

(e)    Other Securities.   Except as otherwise set forth in Section 2.2(c) or Section 2.2(e) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound. For purposes of this Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

2.3   Authority; No Conflict; Necessary Consents.

(a)    Authority.   The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has, by resolution adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof) duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Significant Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or to the Company’s Knowledge give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens, other than, in the cases of clauses (ii) and (iii), any of the foregoing, which individually or in the aggregate, would not reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or materially and adversely affect the ability of the parties hereto to consummate the Merger.

(c)    Necessary Consents.   No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority having the same enforcement effect as a governmental body (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Schedule, (iv) approval of the Company’s stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of the Nasdaq Stock Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) above are referred to herein as the “Necessary Consents.”

2.4   SEC Filings; Financial Statements; Internal Controls.

(a)    SEC Filings.   The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof), are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has Made Available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and

“principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(b)   Financial Statements.   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”), including each Company SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated. The Company does not intend to correct in any material respect or restate and to the Company’s Knowledge, there is not any basis to correct in any material respect or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of July 31, 2005 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statement prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iii) liabilities, which individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Financial Statements are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c)    Internal Controls.   The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the appropriate authorizations of management and the Board of Directors of the Company, (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (v) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management that could have a material effect on the financial statements of the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. None of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, by the Company’s management or other Employees in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)   The Company’s disclosure controls and procedures required by Rules 13a-15(f) or 15d-15(f) of the Exchange Act are reasonably designed in all material respects to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

2.5   Absence of Certain Changes or Events.   Since the date of the Company Balance Sheet through the date hereof, there has not been, accrued or arisen:

(a)    any Material Adverse Effect on the Company;

(b)   any acquisition by the Company or any Subsidiary of, or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets for an amount in excess of $200,000 individually or $500,000 in the aggregate in any one transaction or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof; or other acquisition or agreement to acquire any assets for consideration in excess of $200,000 individually or $500,000 in the aggregate in any one transaction or any equity securities, in each case, that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole, or, to the Company’s Knowledge, any solicitation of, or participation in, any negotiations with respect to any of the foregoing;

(c)    any entry into, amendment or termination by the Company or any of its subsidiaries of any Contract, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to a joint venture, or similar partnership;

(d)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from Employees following their termination pursuant to the terms of their pre-existing agreements;

(e)    any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;

(f)    any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any increase base salary payable (i) to officers of the Company or any Subsidiary or (ii) to any non-officer employees of the Company or any Subsidiary whose annual cash compensation is in excess of $150,000 with such increases to non-officer employees in the aggregate not exceeding five percent (5%) of the Company’s payroll as of the date of this Agreement, and in either case other than in the ordinary course of business consistent with past practice;

(g)    with respect to any employees or directors, any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions) or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any other employee agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events);

(h)   any amendment, termination or waiver with respect to any Company Material Contract other than in the ordinary course of business;

(i)    any Contract entered into by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any Subsidiary of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $100,000 in each individual case (other than Contracts with customers, distributors and suppliers entered into in the ordinary course of business, consistent with past practice);

(j)     any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(k)   any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

(l)    any grants of any material refunds or credits, by the Company or any of its Subsidiaries to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(m)  any material change in the level of product returns or policies relating to accounts receivable or reserves, bad debts or rights to accounts receivable experienced by the Company or any of its Subsidiaries in excess of amounts reserved or accrued therefor on the Company Balance Sheet;

(n)   any material restructuring activities by the Company or any of its Subsidiaries, including any reductions in force that would be subject to the terms of WARN or similar state or local law, or any lease terminations or restructuring of contracts;

(o)   any sale, lease, license, encumbrance or other disposition of any properties or assets except the sale, lease, license or disposition of property or assets which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries or the licenses of current Company Products, in each case, in the ordinary course of business and in a manner consistent with past practice;

(p)   any loan, advance or capital contribution by the Company or any of its Subsidiaries to, or investment in, any Person other than (A) loans or advances to employees in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practices or (B) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company;

(q)   any material purchases of fixed assets or other long term assets other than in the ordinary course of business and in a manner consistent with past practice;

(r)    any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(s)    any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company of any of its assets, including, without limitation, writing down the value of long term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or

(t)    any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries.

2.6   Taxes.

(a)    Definition of Taxes.   For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)   Tax Returns and Audits.

(i)   The Company and each of its Subsidiaries have (a) timely filed or caused to be filed all material federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) required to be filed by it relating to Taxes concerning or attributable to the Company or any of its Subsidiaries, and such Returns are true, correct, and complete and (b) timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all material Taxes required to be paid or withheld whether or not shown as due on any Return, other than Taxes for which an adequate reserve has been accrued or established on the Company Financials.

(ii)   Neither the Company nor any of its Subsidiaries has any material Tax deficiency or adjustment outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

(iii)   No audit or other examination of any material Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(iv)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(v)   Neither the Company nor any of its Subsidiaries has engaged in a transaction that is the same as or substantially similar to one of the types of tax avoidance transactions that the Internal Revenue Service identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(vi)   The Company and its Subsidiaries are in compliance with all material terms and conditions of any material Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(vii)   Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code § 1504(a)) filing a consolidated federal income Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of, or determined by reference to the Tax liability of, any person (other than Company or any of its Subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(viii)   Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code made during a taxable period ending on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed on or prior to the Closing Date, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c), under any similar provision of applicable state or local income Tax law), (d) installment sale or open transaction disposition made on or prior to the Closing Date or (e) prepaid amount received on or prior to the Closing Date.

2.7   Title to Properties.

(a)    Properties.   Neither the Company nor any of its Subsidiaries owns any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). With respect to all such current leases which are material to the Company and its Subsidiaries, taken as a whole, all Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third Person under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance with Legal Requirements and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(b)   Documents.   The Company has Made Available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased, used or occupied by the Company or any of its Subsidiaries (“Lease Documents”).

(c)    Valid Title.   The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Reports, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.

2.8   Intellectual Property.   Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by the Company or its Subsidiaries.

“Company Products” shall mean all products and services developed or under development, including, but not limited to, the products and services that are listed on Section 2.8 of the Company Disclosure Schedule, owned, made, provided, distributed, imported, sold or licensed out by the Company and/or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the patent, trademark, copyright and Internet domain name applications and registrations filed in the name of the Company or any of its Subsidiaries.

“Intellectual Property” shall mean any or all of the following: (i) works of authorship, including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, and records, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites and (vii) tools, schematics, netlists, methods and processes.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and “moral rights,” (iii) trade and industrial secrets and confidential information (including customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers) (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) the right to enforce and recover remedies for any of the foregoing.

Open Source” shall mean Intellectual Property or Intellectual Property Rights that constitute open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or GNU lesser general public license or other software that is licensed pursuant to a license that purports to require licensees who distribute such software to distribute it in Source Code form for no additional charge.

“Shrink-Wrapped Code” shall mean generally commercially available off-the-shelf software code or programs.

“Source Code” shall mean computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form.

(a)    No Default/No Conflict.   The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Contract providing for the license or other use of Company Intellectual Property, or the license or other use by the Company or its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third Person, in each case which is material to the business of the Company (“Intellectual Property Contracts”). Each of the Company and its Subsidiaries is in compliance with, and has not breached any term of any such Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not breached any term thereof. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(b)   No Infringement.   To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the sale and distribution of the material Company Products by the Company does not infringe or misappropriate, any Intellectual Property Rights of any third Person, or violate any right to privacy or publicity of any third Person or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business. To the Company’s Knowledge, the Company and its Subsidiaries have not intentionally refrained from commencing operations in any other jurisdiction due to fear of infringement litigation.

(c)    Notice.   Neither the Company nor any of its Subsidiaries has received notice in writing, (or to the Company’s Knowledge, otherwise) from any third Person claiming that the Company, any of its Subsidiaries, any material Company Product sold or distributed by the Company or its Subsidiaries or material Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction in which the Company and its Subsidiaries currently do business.

(d)   No Third Party Infringers.   Within the past three years, neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e)    Transaction.   To the Company’s Knowledge, no Intellectual Property Contract will require, based solely upon this Agreement and the transactions contemplated by this Agreement, including any assignment to Parent by operation of law as a result of the Merger of any Intellectual Property

Contracts to which the Company or any of its Subsidiaries is a party:  (i) Parent, any of Parent’s affiliates or the Surviving Corporation to grant to any third party to such Intellectual Property Contract any incremental right to or with respect to or non assertion under any Intellectual Property Rights owned by, or licensed to Parent, its subsidiaries or the Surviving Corporation, (ii) Parent, any of Parent’s affiliates or the Surviving Corporation, to be bound by, or to be subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, (iii) Parent, any of Parent’s affiliates or the Surviving Corporation to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party or (iv) the Company or any of its Subsidiaries to attempt to procure from Parent or any of Parent’s affiliates a license grant or covenant not to assert under any Intellectual Property Contract. As used in this Section 2.8(e), an “incremental” right, non compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess, whether in terms of contractual term, contractual rate or scope, of those that would have been required to be offered or granted by Parent, its subsidiaries or the Surviving Entity, as applicable, had the parties to this Agreement not entered into this Agreement or consummated the transactions contemplated hereby.

(f)    Intellectual Property.   The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company or any Subsidiary that have created any material Company Intellectual Property to assign to the Company or its Subsidiaries all of their right, title and interest in such material Company Intellectual Property, and to the Company’s Knowledge, no party to any such agreement is in breach thereof.

(g)    No Order.   There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or, inter partes decisions, or government-imposed written or statutory obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company’s Knowledge, may:  (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

(h)   Open Source.   Each of the Company and its Subsidiaries has established an informal policy that is designed to identify Open Source. To the Company’s Knowledge, no Open Source has been used in, incorporated into, integrated or bundled with, or used in the development or compilation of, any current material Company Product sold or distributed by the Company or its Subsidiaries. To the Company’s Knowledge, there has been no material deviation from or material violation of the Company’s policies with respect to Open Source.

(i)    Source Code.   Section 2.8(i) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any Company Source Code or the grant of incremental rights to a Person with regard to such Source Code. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf, to any Person of any Company Source Code under any Intellectual Property Contract, and no such Source Code has been disclosed, delivered (other than as set forth in Section 2.8(i) of the Company Disclosure Schedule) or licensed to a third party.

(j)     Software.   To the Company’s Knowledge, all material Company Products currently licensed or sold or distributed by the Company, and, all applicable material Company Intellectual Property (and all parts thereof) are free of:  (i) any material defects, including, without limitation, any material error or omission in the processing of any transactions and (ii) any material disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such material Company Product or material Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”).

(k)   Information Technology.   The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for the business and have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or material breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented commercially reasonable security patches or upgrades that are generally available to the Company for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(l)    Licenses-In.   Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source as set forth in Section 2.8(h) of the Company Disclosure Schedule and (iii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(l) of the Company Disclosure Schedule lists all Contracts that are material to the business of the Company to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party. To the Company’s Knowledge, all Contracts providing for the license or other use of Intellectual Property or Intellectual Property Rights of a third Person by the Company or any of its Subsidiaries that are material to the business of the Company are in full force and effect, and enforceable in accordance with their terms.

(m)  Licenses-Out.   Other than (i) written non-disclosure agreements and (ii) non-exclusive licenses and related agreements with respect thereto (including software and maintenance and support agreements) of current Company Products to end-users (in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s)), Section 2.8(m) of the Company Disclosure Schedule lists Contracts providing for the license or other use of Company Intellectual Property to which the Company or any of its Subsidiaries is a party representing the Company’s top twenty customers in revenue for the last three fiscal years. All Contracts providing for the license or other use of Company Intellectual Property that are material to the business of the Company are in full force and effect, and to the Company’s Knowledge, enforceable in accordance with their terms.

(n)   Trade Secrets.   (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided to the Company as Trade Secrets, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets and (iv) to the Company’s Knowledge, no party to any such agreement is in breach thereof.

(o)   Privacy.   To the Company’s Knowledge, the Company and its Subsidiaries have complied with all applicable laws relating to privacy, data protection, and the collection, processing and use of personal information. The Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection, processing and use of personal information. The Company and its Subsidiaries take commercially reasonable measures to ensure that such information is protected against unauthorized access, use or, modification. True copies of the Company’s privacy policies and guidelines have been Made Available to Parent.

(p)   Ownership of Intellectual Property Rights.   Section 2.8(p) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, identifying in each case the status, filing/grant dates and issuance/registration/application number, thereof as applicable. The Company or its Subsidiaries own all right, title, and interest free and clear of all encumbrances, in and to all material Company Intellectual Property, and with respect to the material United States Company Registered Intellectual Property, the Company or its Subsidiaries are listed in the records of the appropriate United States authority as the sole owner for each item thereof.

(q)   Validity and Enforceability.   To the Company’s Knowledge, (i) the material Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and (in the case of material Company Registered Intellectual Property) has not expired or been cancelled or abandoned, except where such expiration, cancellation or abandonment is consistent with the exercise of reasonable business judgment; and (ii) all necessary registration, maintenance and renewal fees currently due have been made for the purposes of maintaining such material Company Registered Intellectual Property.

2.9   Restrictions on Business Activities.   Except for the Contracts set forth on Section 2.8(h) and (m) of the Company Disclosure Schedule or as otherwise listed on the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business or to compete with any Person or which limits in any material respect the right of the Company or any of its Subsidiaries to make use of any material Company Intellectual Property, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for Company Products, or (d) which otherwise materially affects in an adverse manner the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products.

2.10   Governmental Authorizations.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Company’s Knowledge, threatened suspension or cancellation. Section 2.10 of the Company Disclosure Schedule sets forth all antitrust approvals required to be obtained in connection with the transactions contemplated hereby.

2.11   Litigation.   As of the date of this Agreement, there is no material action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the

Company, any of its Subsidiaries or any of their respective properties (tangible or intangible). As of the date of this Agreement, there is no material investigation or other proceeding pending or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) by or before any Governmental Entity. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2002, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance involving the Company, its Subsidiaries or their respective officers or employees. As of the date hereof, there is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company, which the Company presently intends to initiate.

2.12   Compliance with Laws.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is in violation or default of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole.

2.13   Environmental Matters.

(a)    Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance, in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b)   Environmental Compliance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with the Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c)    Environmental Liabilities.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d)   Environmental Information.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has provided to Parent all nonprivileged and material assessments, reports, data, results of investigations or audits that are in the possession or control of or the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.

(e)    Environmental Obligations.   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

2.14   Brokers’ and Finders’ Fees.   Except for fees payable to Evercore Partners pursuant to an engagement letter dated August 26, 2005, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

2.15   Transactions with Affiliates.   Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16   Employee Benefit Plans and Compensation.

(a)    Definitions.   For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any employment agreement, consulting agreement, plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind (including any offer letter which provides for any term of employment other than employment at will, any compensatory agreement with a member of the board of directors, or any agreement providing for acceleration of Company Options or Company Unvested Common Stock), whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or, in the case of an “employee benefit plan” within the meaning of Section 3(3) of ERISA, in the past six years has been, maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted and is currently maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act.

(b)   Schedule.   Section 2.16(b)(i) of the Company Disclosure Schedule contains a list of each material Company Employee Plan. Section 2.16(b)(ii) of the Company Disclosure Schedule contains a table setting forth the salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $150,000 per year as of the date hereof. To the Company’s Knowledge, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Schedule has provided written or electronic notice of his or her intention to terminate his or her employment for any reason as of the date of this Agreement.

(c)    Documents.   The Company and each of its Subsidiaries has Made Available to Parent (i) correct and complete copies of all material documents embodying each material Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written administrative service agreements and group insurance contracts relating to each material Company Employee Plan, (vi) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vii)  all material policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (viii)  all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (ix) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan, if any.

(d)   Employee Plan Compliance.   The Company Employee Plans are, and have been administered, in all material respects in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(i)    Claims.   There are no material pending or, to the Company’s Knowledge, threatened actions, suits or claims with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to claims or benefits previously incurred, earned, vested or accrued thereunder).

(ii)   There are no audits, inquiries or proceedings pending by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iii)  The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not reasonably be expected to result in a Material Adverse Effect.

(e)    No Pension Plan.   Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code in the past six years.

(f)    Effect of Transaction; Parachute Payments 409A; Executive Compensation Tax.   Except as set forth in Section 2.16(f)(i) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment or service in connection therewith)), will entitle any current employee or director to (i) compensation or benefits, or any increase in compensation or benefits, payable upon any termination of employment after the date of this Agreement, or (ii) accelerate the time of payment, vesting or funding (including with regard to Company Options and whether through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable under any of the Company Employee Plans except as required under Section 411(d)(3) of the Code. Except as set forth in Section 2.16(f)(ii) of the Company Disclosure Schedule, no Company Employee Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any termination of employment or service in connection therewith)), considered individually or considered collectively with any other Company Employee Plan, could result in the payment of any amount that would not be deductible under Sections 280G, 404 or 162(m) of the Code.

(g)    Employment Matters.   The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. There are no material actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee. The services provided by each of the Company’s, each of the Company’s Subsidiary’s and each of their ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company and its ERISA Affiliates.

(h)   No Post-Employment Obligations.   No Company Employee Plan provides for any material retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.

(i)    Labor.   No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement or, to the Company’s Knowledge, threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Except as would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past three years, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. As determined as of the date of this Agreement, no employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a plant closing or mass layoff, within ninety days prior to the date of this Agreement.

(j)     Works Council.   Section 2.16(j) of the Company Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any of the collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

(k)   International Employee Plan.   No International Employee Plan has material unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law or by any agreement with a foreign works’ council or similar labor relations body, no material condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

2.17   Contracts.

(a)    Material Contracts.   For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:

(i)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)   any employment, contractor or consulting Contract with any executive officer or other employee of the Company earning an annual salary in excess of $150,000 or member of the Company’s Board of Directors, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without material liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;

(iii)   any Contract or plan with any current or former employee, officer, director or consultant, including, without limitation, any Company Employee Plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon a termination of employment or service in connection therewith);

(iv)   any agreement of indemnification or any guaranty (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);

(v)   any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $250,000, or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business since August 1, 2002;

(vi)   any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $100,000, other than accounts receivable and payable in the ordinary course of business since August 1, 2002;

(vii)   any joint marketing agreement (excluding any OEM agreement) under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;

(viii)   any Contract providing exclusively material support, maintenance or service on a stand-alone basis by the Company or any of its Subsidiaries, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries, and in each case other than any agreement entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business;

(ix)   any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(x)   any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries and which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, other than ordinary course agreements for customization or other professional services by the Company or its Subsidiaries;

(xi)   any material Intellectual Property Contract listed on Section 2.8(l) or 2.8(m) of the Company Disclosure Schedule;

(xii)   any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(xiii)   any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $250,000 or more, other than agreements with customers, suppliers or distributors entered into in the ordinary course.

(b)   Schedule.   Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.

(c)    No Breach.   All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

2.18   Insurance.   The Company has Made Available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. As of the date of this Agreement, there is no material claim by the Company or any of its Subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

2.19   Export Control Laws.   The Company and each of its Subsidiaries have at all times conducted their export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing:

(a)    The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad

(“Export Approvals”), in each case for clauses (i) and (ii) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(b)   There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals or to the Company’s or any Subsidiary’s export transactions; and

(c)    No Export Approvals for the transfer of material export licenses held by the Company and its Subsidiaries to the Surviving Corporation are required.

2.20   Foreign Corrupt Practices Act.   To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.22   Fairness Opinion.   The Company’s Board of Directors has received an opinion from Evercore Partners, dated as of November 15, 2005, to the effect that, as of such date, the Merger Consideration to be received pursuant to this Agreement by the holders of the Company Common Stock, other than holders of shares canceled pursuant to Section 1.6(c) of this Agreement and holders of Dissenting Shares, is fair to such holders from a financial point of view.

2.23   Takeover Statutes and Rights Plans.   The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal Requirement, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Agreement and (ii) the execution of this Agreement by the Company and the performance of the transactions contemplated hereby, including the Merger, will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

Article III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1   Organization.   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2   Authority; No Conflict; Necessary Consents.

(a)    Authority.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b)   No Conflict.   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or, to the knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c)    Necessary Consents.   No consent, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially adversely affect the ability of Parent and Merger Sub to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filing.

3.3   Capital Resources.   Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4   Information Supplied.   The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5   Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

3.6   Litigation.   As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. As if the date of this Agreement, there is no investigation or other proceeding pending or, to the knowledge of Parent and Merger Sub, threatened or reasonably anticipated against Parent or any of its Subsidiaries, including Merger Sub by or before any Governmental Entity that, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

3.7   Brokers’ and Finders’ Fees.   Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Article IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1   Conduct of Business by the Company.

(a)    Ordinary Course.   During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use all commercially reasonable efforts consistent with past practice, but taking into account the pendency of the Merger, to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and Employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings consistent with past practice. In addition, the Company shall promptly notify Parent in writing if the Company determines in good faith that a Material Adverse Effect has occurred.

(b)   Required Consent.   Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld by Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)   Enter into a new line of business which (A) is material to the Company and its Subsidiaries taken as a whole, or (B) represents a category of revenue that does not appear in the Company’s annual budget or revenue models for the fiscal year ended July 31, 2005;

(ii)   Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii)   Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv)   Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than Company Options (which may be granted only to the extent permitted below) other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms or granted pursuant to clause (C) hereof in accordance with their terms at the time of grant and the requirements of clause (C) hereof, (B) issuance of shares of Company Common Stock to participants in the Company Purchase Plan pursuant to the terms thereof, (C) grants of stock options to employees of the Company or its Subsidiaries (other than executive officers and members of senior management) to acquire, individually, up to 30,000shares (as adjusted for stock splits and the like) of Company Common Stock and, in the aggregate, up to 5,000 shares (as adjusted for stock splits and the like) of Company Common Stock, granted under the Company Stock Option Plans, in each case in the ordinary course of business consistent with past practices in connection with ordinary course promotions, annual focal reviews or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than four years and do not accelerate or become subject to acceleration, directly or indirectly, as a result of this Agreement, the approval or consummation of the Merger and/or termination of employment following or in connection with the Merger; (D) issuances of Company Common Stock upon the exercise of warrants to purchase Company Common Stock existing on the date hereof; and (E) issuances by a wholly-owned Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; or (F) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock;

(v)   Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi)   Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof;

(vii)   Acquire or agree to acquire any assets for consideration in excess of $100,000 in any one case or $200,000 in the aggregate which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or solicit or participate in any negotiations with respect to the foregoing, in each case other than in the ordinary course of business;

(viii)   Enter into any agreement with respect to the formation of any joint venture; or enter into any agreement with respect to the formation of any strategic partnership or alliance if such strategic partnership or alliance (A) would present a material risk of delaying the Merger, (B) require the consent of the counterparty thereto to consummate the Merger or (C) require the investment of at least $100,000 of assets or equity of the Company or any of its Subsidiaries;

(ix)   Sell, lease, license, encumber or otherwise dispose of (A) any properties or assets for consideration in excess of $100,000 in any one case or $200,000 in the aggregate or (B) any Company Intellectual Property, except in either of the foregoing (A) or (B) for the sale, lease, license, encumbrance or disposition of property or assets (1) which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries, or (2) in the ordinary course of business;

(x)   Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their employees, including any material reductions in force;

(xi)   Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practices, (C) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;

(xii)   Except as required by concurrent changes in GAAP, international accounting standards or any Governmental Entity as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii)   Except in the ordinary course of business consistent with past practice or except as required by Legal Requirements, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes (except to the extent that any such election, settlement or compromise does not result in or create an obligation to pay taxes in excess of amounts reserved in respect of such election, settlement or compromise on the Company Balance Sheet);

(xiv)   Except in the ordinary course of business consistent with past practice, enter into any licensing, distribution, supply, procurement, manufacturing, marketing, OEM, VAR, system integrator, system outsourcer or other similar contracts, agreements, covenants or obligations which either (A) may not be canceled in whole without penalty by the Company or its Subsidiaries upon notice of 30 days or less and which provide for express payments by the Company or its Subsidiaries in an amount in excess of $200,000 in any one year or (B) which contain exclusivity restrictions which are binding on the Company or any of its Subsidiaries, other than customary territorial restrictions which may appear in distribution contracts of the Company or any of its Subsidiaries;

(xv)   Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(xvi)   Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or, to the Company’s Knowledge, against the Company or any Subsidiary or relating to any of their businesses, properties or assets, other than settlements with prejudice entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $100,000 or involving ordinary course collection claims for accounts receivable due and payable to the Company, and the Company will promptly notify Parent of any such settlement;

(xvii)   Except (A) as required by Legal Requirements or Contracts (including any Company Employee Plans) currently binding on the Company or its Subsidiaries, (B) as publicly disclosed in the Company’s proxy statement dated November 1, 2005 with respect to the amendment and restatement of the Company’s 2002 Equity Incentive Plan, (C) for annual focal review adjustments of non-officer compensation in the ordinary course of business consistent with past practice, which adjustments will not exceed adjustments to base salaries in the aggregate in excess of five percent (5%) of the Company’s payroll and, stock option awards in excess of 30,000 shares to any one non-officer employee, but solely to the extent that such options are granted as inducement grants to newly hired employees under the Company’s 2002 Equity Incentive Plan, or (D) for amendments to, terminations of, or entry into new health and welfare benefit plans in connection with the annual open enrollment process scheduled for January 2006, (1) increase in any manner the amount of compensation or fringe benefits of, or pay or grant any stock options, restricted stock units or other equity-based awards, or any bonus, change of control, severance or termination pay to, any Employee of the Company or any Subsidiary of the Company, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options other than a waiver of a right to acceleration under any award or agreement, or an agreement to the cancellation of any Company Option or other awards, (4) enter into, modify or amend any employment or consulting agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;

(xviii)   Enter into any Contracts containing, or otherwise subjecting the Surviving Corporation or Parent to, any non-competition, exclusivity or “most favored nations” provisions or other similar material restrictions; or any Contracts providing for future deliverables or service requirements other than in the ordinary course of business consistent with past practice or future royalty payments other than in connection with licenses of Intellectual Property in the ordinary course of business, on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xix)   Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx)   Hire any non-officer employees other than in the ordinary course of business or hire, elect or appoint any officers or elect any directors, except in accordance with the Company Charter Documents with respect to director vacancies or pursuant to a stockholder vote at the Company’s 2005 annual meeting of stockholders;

(xxi)   Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $100,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

(xxii)   (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property or (B) other than in the ordinary course of business, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease;

(xxiii)   Enter into, modify or amend in a manner adverse in any material respect to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to the Company and its Subsidiaries taken as a whole, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice; or

(xxiv)   Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in this Section 4.1(b), or take any other action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not to be satisfied.

4.2   Procedures for Requesting Parent Consent.   Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent (which consent shall not be unreasonably withheld), prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and consent from any one such individual by email, facsimile or other writing shall satisfy such requirement.

Article V
ADDITIONAL AGREEMENTS

5.1   Proxy Statement.   As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. The Proxy Statement shall include the notice to stockholders required by Section 262(d)(1) of Delaware Law that appraisal rights will be available. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

5.2   Meeting of Company Stockholders; Board Recommendation.

(a)    Meeting of Company Stockholders.   Subject to Section 5.3(d), the Company will take all action necessary in accordance with Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders, promptly following the mailing of the Proxy Statement to such stockholders, to consider adoption of this Agreement (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law or any other applicable Legal Requirements to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable Legal Requirements.

(b)   Board Recommendation.   Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement.

5.3   Acquisition Proposals.

(a)    No Solicitation.   The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall use all reasonable efforts to cause the Company’s and its affiliates, Subsidiaries’ other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify in a manner adverse to Parent, or propose to withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company or (v) execute or enter into, or propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii), (iv) or (v) to the extent specifically permitted pursuant to Section 5.3(c) or 5.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b)   Notification of Unsolicited Acquisition Proposals.   As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any person). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(c)    Superior Offers.   Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably possible to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided, however, that:

(i)   the Company complies with all of the terms of this Section 5.3;

(ii)   prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf; provided that in the event that any confidentiality agreement with a third party which is executed pursuant to this Section 5.3(c)(ii) does not contain a standstill, the standstill provisions contained in the Confidentiality Agreement shall terminate and (2) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(iii)   the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.

(d)   Change of Recommendation.   Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i)   the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii)   the stockholders of the Company have not approved this Agreement in accordance with applicable law;

(iii)   the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least three Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv)   after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three-Business Day period, and negotiate in good faith with respect thereto during such three-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v)   the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to paragraph (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and

(vi)   the Company shall not have breached in any material respect any of the provisions set forth in Section 5.2 or this Section 5.3.

(e)    Compliance with Disclosure Obligations.   Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f)    State Takeover Statute.   The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g)    Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

(i)   “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 15% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii)   “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its financial adviser, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to 15% in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof.

(h)   Specific Performance.   The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4   Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a)    Confidentiality.   The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated July 25, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any “Proprietary Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)   Access to Information.   Subject to the Confidentiality Agreement and applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, personnel, commitments and records of the Company and its Subsidiaries (provided, that such access shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with the requirements of Statement of Financial Accounting Standards 123 (revised 2004) “Share-Based Payments” promulgated by the Financial Accounting Standards Board, (to the extent such information is in the possession of the Company and its Subsidiaries or its independent registered accountants, and which shall be made available in the form that the Company or its independent registered accountants possess it) and (ii) all other information concerning the business, properties and personnel (subject to reasonable procedures as the parties may agree) of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information. Parent shall not use any information obtained from the Company or any of its Subsidiary pursuant to the access contemplated by this Section 5.4 for any purposes other than in connection with the transactions contemplated by this Agreement, and Parent will not share, provide or sell such information to any third party or use the information in any manner that would result in a violation of any applicable law. Subject to the foregoing proviso, the Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

(c)    No Modification of Representations and Warranties or Covenants.   No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5   Public Disclosure.   Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the Nasdaq Stock Market, or any other applicable national or regional securities exchange or market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6   Regulatory Filings; Reasonable Efforts.

(a)    Regulatory Filings.   Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b)   Notification.   Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c)    Commercially Reasonable Efforts.   Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.6(c) require Parent to take any action that is reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

(d)   No Divestiture.   Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture, except (i) to the extent such Action of Divestiture would not have a material consequence on Parent or (ii) with respect to any business of Person that Parent enters into a definitive binding agreement to acquire, or acquires, following the date hereof. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7   Notification of Certain Matters.

(a)    By the Company.   The Company shall give notice to Parent and Merger Sub promptly after the Company determines in good faith that to the Company’s Knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.2(a) would not be satisfied, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b)   By Parent.   Parent and Merger Sub shall give notice to the Company promptly after it determines in good faith that, to its knowledge (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 6.3(a) would not be satisfied, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations or warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8   Third-Party Consents.   As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all material consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent; provided, however, that with respect to the consents, waivers or approvals required under Section 5.8 of the Company Disclosure Schedule, Parent shall have reasonable discretion to determine the form thereof. Notwithstanding the foregoing, (i) neither party shall be required to pay or commit to pay any material amount to (or incur any material obligation in favor of) any Person from whom any such consent may be required, and (ii) the failure to obtain any consents, waivers and approvals pursuant to this Section 5.8 shall not be deemed a failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2(b).

5.9   Equity Awards and Employee Matters.

(a)    Assumption of Certain Employee Stock Options.   Subject to Sections 5.9(b) and (c), at the Effective Time, each then outstanding Excepted Option, regardless of the respective exercise prices thereof, will be assumed by Parent or Nokia Corporation. Except as described below, each Excepted Option so assumed by Parent or Nokia Corporation under this Agreement will continue to have, and be subject to, substantially similar vesting schedules, and substantially similar duration and expiration dates as set forth in the applicable Company Option documents (including any applicable stock option agreement or other document evidencing such Company Option) immediately prior to the Effective Time, except that (i) each Excepted Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Nokia Corporation Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Excepted Option immediately prior to the Effective Time (after giving effect to any acceleration of vesting which applies to such Excepted Option under any Company Employee Plan in existence on the date of this Agreement as a result of the transactions effectuated by this Agreement) multiplied by the ratio of the value of the per share Merger Consideration to the value of the closing price for a share of Nokia Corporation Common Stock on the trading day immediately prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Nokia Corporation Common Stock, (ii) the per share exercise price for the shares of Nokia Corporation Common Stock issuable upon exercise of such assumed Excepted Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Excepted Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent, (iii) all options shall be converted into nonqualified stock options, even if they were granted as “incentive stock options” (as defined in Section 422 of the Code) and (iv) certain terms of the assumed Excepted Options shall be adjusted to conform the Company Options to the terms of the applicable Parent or Nokia Corporation equity plan, including conversion of the vesting schedule from monthly vesting to quarterly vesting. The Company will not take any action to accelerate the vesting of any Excepted Options beyond what is required under the terms of any Company Employee Plan in effect on the date of this Agreement.

(b)   Section 409A of the Code.   Notwithstanding Section 5.9(a) to the contrary, Parent or Nokia Corporation shall use commercially reasonable efforts to effectuate the conversion of Excepted Options provided for in Section 5.9(a) in a manner that will not to give rise to adverse tax consequences or penalties to the holder of the Excepted Option under Section 409A of the Code.

(c)    Option Cashouts.   Notwithstanding anything in Section 5.9(a) to the contrary, in the event that Parent, in its sole discretion, determines that it is not in the best interests of the Company, Parent or a holder of an Excepted Option, to have either Parent or Nokia Corporation assume an Excepted Option, then Parent shall, no later than 30 days prior to the Effective Time, determine that such option shall be cashed out pursuant to Section 1.6(b) of this Agreement, and such Excepted Option shall treated as a Cashed-Out Option for all purposes of this Agreement. Parent shall timely communicate to the Company and the holder of the Excepted Option its decision to cash out Excepted Options pursuant to this Section 5.9(c).

(d)   Notices.   As soon as reasonably practicable, but in no event later than ten business days following the Effective Time, Parent will use all reasonable efforts to issue to each holder of an Excepted Option a confirmation (in written or electronic form) evidencing the assumption of such Excepted Option by Parent or Nokia Corporation.

(e)    Registration.   To the extent necessary and appropriate, Parent or Nokia Corporation shall file a registration statement on Form S-8 and on Form S-3 or such other available form (for those awards which are not eligible for registration on Form S-8 and with respect to which no exemption is available) for the shares of Nokia Corporation Common Stock issuable with respect to Excepted Options as soon as is reasonably practicable and shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statements for so long as any of such converted Excepted Options remain outstanding.

(f)    Termination of 401(k) Plans.   Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, no later than ten Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan. Notwithstanding the foregoing, the eligible rollover distributions referenced in this Section 5.9(f) shall include any participant loans, but solely to the extent that such loans comply and have at all times complied with applicable law and the terms of the applicable Company 401(k) Plan and accepting such rollover will not adversely affect the tax qualification status of, or otherwise adversely affect, Parent’s 401(k) Plan.

(g)    Benefit Plans.   Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries or becomes an employee of Parent immediately following the Effective Time (“Continuing Employees”), for a period of not less than one year from and after the Closing Date (or if shorter, for so long as such employee remains in such employment), unless any such employee contracts otherwise with Parent, employee benefits that, in the aggregate, are no less favorable to such Employee than, at Parent’s election, either those benefits provided by Parent to similarly situated employees of Parent or each of annual base salary and the benefits provided by the Company and its Subsidiaries to Continuing Employees immediately prior to the Effective Time (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided however, that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent’s, the Surviving Corporation’s and its Subsidiaries’ rights (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to terminate any Company Employee Plan, or the right of any Continuing Employee to terminate his or her own employment for any or no reason following the Effective Time. To the extent that Continuing Employees participate in any of Parent’s employee benefit plans, programs, policies and arrangements, including, but not limited to, any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the “Parent Benefit Plans”), such Continuing Employees shall receive credit for purposes of eligibility, level of benefits, benefit accrual and vesting under the Parent Benefit Plans in which such Continuing Employees participate to the same extent such Continuing Employees’ were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided, however, that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing. With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations to the extent such requirements and limitations were waived under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries. Notwithstanding anything to the contrary in this agreement but solely to the extent permitted by applicable law, on or prior to the Closing Date, the Company shall pay (or cause to be paid) to each Continuing Employee the cash value of any and all accrued but unused vacation to which each such Continuing Employee is entitled as of the Closing Date, provided, however, that the Company’s obligations to cash out accrued but unused vacation shall be contingent upon Parent causing, as of the Closing Date, each Continuing Employee to participate in Parent’s vacation policy then in effect for similarly situated employees of Parent, and to accrue such amount of vacation, as of the Effective Time, as indicated pursuant to the terms of such plan.

5.10   Indemnification.

(a)    Indemnity.   From and after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 5.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, immediately prior to the Effective Time, was a director, officer, employee or agent of the Company; provided, however, that the foregoing shall not apply if Parent assumes and honors any obligations to indemnify such persons to the extent provided in the Company’s Certificate of Incorporation and Bylaws as in effect immediately prior to the date hereof.

(b)   Insurance.   For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company ; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 250% of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed 250% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 250% of such annual premium); and provided, further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.10(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c)    Third-Party Beneficiaries.   This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under Section 5.10(a) shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under Section 5.10(a) without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12   Termination of Certain Company Contracts.

(a)    Prior to the Effective Time, the Company shall effectively terminate all Contracts between either the Company or any of its Subsidiaries and the Persons listed on Section 5.12(a)(i) of the Company Disclosure Schedule, other than the agreements set forth on Section 5.12(a)(ii) of the Company Disclosure Schedule. To the extent that any notice is required under any Contract prior to such Contract’s termination pursuant to this Section 5.12(a), such notice shall be provided sufficiently in advance of the Effective Time to allow any applicable notice period thereunder to have terminated in accordance with the terms of such Contract prior to the Effective Time.

(b)   Neither the Company nor any of its Subsidiaries shall enter into any Contract with respect to or otherwise binding upon any Intellectual Property or Intellectual Property Rights of Parent or any of its affiliates, other than the Company and its Subsidiaries.

(c)    From the period beginning on the date hereof and ending on the Effective Time, the Company shall take all reasonably necessary steps, including, without limitation, making inquiries to relevant product managers and project managers, to verify the Company’s compliance with Sections 5.12 (a) and (b). To the extent that the Company or its Subsidiaries enters into such contracts referred to in Section 5.12(b), the Company or its Subsidiaries shall terminate such contracts prior to the Effective Time.

5.13   Company Rights Plan.   The Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder), other than to render the Company Rights inapplicable to the Merger or any action permitted under this Agreement, or terminate the Company Rights Plan prior to the earlier of the Effective Time or the termination of this Agreement unless, and only to the extent that, it is required to do so by order of a court of competent jurisdiction or in connection with the entry by the Company into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d).

Article VI
CONDITIONS TO THE MERGER

6.1   Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)    Company Stockholder Approval.   This Agreement shall have been adopted by the requisite vote under applicable law, by the stockholders of the Company.

(b)   No Order.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)    HSR Act.   All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. All antitrust approvals under (i) the Act Against Restrictions of Competition of 1958, as amended, (ii) the Competition Act 2002, (iii) the Italian Law No. 287 of 10 October, 1990 and (iv) the Slovak Act No. 136/2001 on Protection of Competition, as amended (collectively, the “Required Authorities”) shall have been obtained.

6.2   Additional Conditions to the Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a)    Representations and Warranties.   The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate (other than the representations and warranties of the Company contained in Section 2.2, Section 2.3(a) and Section 2.23, which shall be true and correct in all material respects, and the other representations and warranties contained in Section 2.8(e) which shall be true and correct in all material respects, except as would materially and adversely impact Parent and its affiliates, taken as a whole), as does not constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded).

(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants (other than the agreements and covenants of the Company contained in Section 5.12, which the Company shall have performed or complied with in all respects) required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)    Material Adverse Effect.   No Effect that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d)   No Governmental Restriction.   There shall not be any pending or threatened suit, action or proceeding asserted by any Required Authority challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied.

(e)    Officer’s Certificate.   Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)    Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b)   Agreements and Covenants.   Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.

Article VII
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a)    by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b)   by either the Company or Parent if the Merger shall not have been consummated by May 15, 2006, which date shall be extended to July 14, 2006 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)   by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;

(e)    by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g)    by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b)would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30-day period); and

(h)   by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), and the Company shall have paid Parent the Termination Fee described in Section 7.3(b).

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors shall have approved or recommended any Acquisition Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement; contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company’s Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the

Superior Offer would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger, (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer, (vi) the Company materially breaches any of its obligations set forth in Section 5.2 or Section 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, such breach is willful, or (vii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

7.2   Notice of Termination; Effect of Termination.   Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3   Fees and Expenses.

(a)    General.   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Proxy Statement (including SEC filing fees) and any preliminary materials related thereto; and provided, further, that Parent shall reimburse the Company for its expenses with respect to the virtual data room posted on a website maintained by Merrill Corporation in which the Company’s documents were Made Available to Parent.

(b)   Company Payment.

(i)    Payment.   The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $14,120,000 in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), (ii) terminated by the Company pursuant to Section 7.1(h), provided, however, in the case of termination under Section 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g), provided, however, in the case of termination pursuant to Section 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e) or Section 7.1(g), (a) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company.

(ii)   Interest; Other Remedies.   The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim for the amounts set forth in this Section 7.3(b), the non-prevailing party shall pay to the prevailing party the reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party incurred in connection with such suit, and provided that Parent is the prevailing party, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii)  Certain Definitions.   For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.

7.4   Amendment.   Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5   Extension; Waiver.   At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.

Article VIII
GENERAL PROVISIONS

8.1   Non-Survival of Representations and Warranties.   The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:
Nokia Inc. 709 Westchester Avenue, 3rd floor White Plains, NY 10604 Attention: Mary McDowell Telephone No.: (914) 368-0443 Telecopy No.: (914) 368-0411
with copies to:
Nokia Inc. 6000 Connection Drive Irving, Texas 75039 Attention: Rick Stimson Telephone No.: (972) 894-6237 Telecopy No.: (972) 894-5397
and
Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Attention: Kenton J. King
Celeste E. Greene
Telephone No.: (650) 470-4500 Telecopy No.: (650) 470-4570
(b) if to the Company, to:
Intellisync Corporation 2550 North First Street, Suite 500 San Jose, California 95131 Attention: General Counsel Telephone No.: (408) 321-3800 Telecopy No.: (408) 321-3886

with copies to:
Simpson Thacher & Bartlett LLP 3330 Hillview Avenue Palo Alto, California 94304 Attention: Richard Capelouto
Kirsten Jensen
Telephone No.: (650) 251-5000 Telecopy No.: (650) 251-5002
with copies to:
Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 Attention: David Segre Telephone No.: (650) 493-9300 Telecopy No.: (650) 493-6811

8.3   Interpretation; Knowledge.

(a)    When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”  The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b)   For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, and with respect to any matter in question, that any of Woodson Hobbs, Clyde Foster, Bill Jones, Richard Mosher, J. Keith Kitchen, Said Mohammadioun, Rip Gerber, Cheryl Borgonia, or Korak Mitra has actual knowledge of such matter.

(c)    For purposes of this Agreement, the term “Made Available” shall mean (i) that the Company has posted such materials to a virtual data room to which the Company has given Parent rights to access electronically or (ii) that such material is publicly available on EDGAR.

(d)   For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect to the extent resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate, (B) changes in applicable law, GAAP or international accounting standards, (C) the announcement or pendency of this Agreement, including without limitation the termination by or any adverse development with respect to any customers, distributors or other parties of their business or Contractual relationships the Company or its Subsidiaries, or the voluntary termination of employment by any employees, to the extent such terminations or developments are attributable thereto; (D) the compliance by the Company with the terms and conditions of this Agreement;  (E) any  derivative or other stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; (F) any failures to meet revenue or earnings estimates, provided that the underlying causes of any such changes may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect; or (G) acts of terrorism or war which do not disproportionately affect in any material respect such entity taken as a whole with its Subsidiaries or (ii) materially impede the authority of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements.

(e)    For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4   Counterparts.   This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5   Entire Agreement; Third-Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 5.9 are statements of intent and no employees or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is or is intended to be a third-party beneficiary thereof.

8.6   Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7   Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

8.8   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.9   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may assign its rights and delegate its obligations hereunder to any of its subsidiaries as long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

 8.11   Waiver of Jury Trial.   EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

NOKIA INC.
By:	/s/ MARY MCDOWELL
Name:	Mary McDowell
Title:	EVP & GM, Enterprise Solutions
By:	/s/ RICK SIMONSON
Name:	Rick Simonson
Title:	Chief Financial Officer
JUPITER ACQUISITION CORPORATION
By:	/s/ MARY MCDOWELL
Name:	Mary McDowell
Title:
By:	/s/ RICK SIMONSON
Name:	Rick Simonson
Title:
INTELLISYNC CORPORATION
By:	/s/ WOODSON HOBBS
Name:	Woodson Hobbs
Title:	President and Chief Executive Officer